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                                                                  EXHIBIT 5





May 28, 1997

NEVADA MANHATTAN MINING INCORPORATED
5038 North Parkway Calabasas
Suite 100
Calabasas, California 91302

Re:      Proposed sale of Common Stock in Nevada Manhattan Mining Incorporated

Gentlemen:

We have acted as Special Counsel to Nevada Manhattan Mining Incorporate (the "Company") in connection with the Company's proposed offer and sale of Common Stock to be registered pursuant to Form SB-2 dated May 28, 1997 and the exhibits thereto attached. Capitalized terms not otherwise defined herein have the same meaning as set forth in the Prospectus which is appended to Form SB-2.

In rendering the opinion hereinafter expressed, we have examined such documents, instruments, and matters of law as we have deemed appropriate, including the following documents (collectively referred to herein as the "Related Documents"):

1.       Form SB-2;

2.       The Prospectus;

3.       The exhibits accompanying Form SB-2; and

4. Such other documents including the Company's articles of incorporation, bylaws, minutes of directors meetings and other documents pertinent to the opinion herein expressed.

In conducting our examination, we have assumed: (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies; (ii) the accuracy of the representations and warranties of factual matters made by the Company in any certificates delivered to us for our examination in the Related Documents; and (iii) other than the Related Documents, there are no documents between the Company and other parties which would limit, expand, or otherwise modify the respective rights and obligations of the Company other than those set forth in the Related Documents or which would have an effect on the opinion herein rendered.


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As to questions of fact material to certain matters set forth in this opinion except as otherwise provided herein, we have relied solely upon a certificate of the Company duly executed by a person authorized to execute such certificates.

Based on and subject to the foregoing and the limitations set forth herein and based on our examination of such questions of law as we have deemed appropriate under the circumstances, we are of the opinion that the Common Stock when sold pursuant to the terms and conditions outlined in the Prospectus will be legally issued, fully paid, and non-assessable.

We are qualified to practice law in the state of California and we do not purport to express any opinion herein concerning any law other than the laws of the states of California and Nevada and the federal law of the United States of America. On matters relating to Nevada laws, we have relied upon the advice of counsel licensed to practice law in that jurisdiction. This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is as of the date shown above. We have not undertaken and hereby disclaim any obligation to advise you of any change in any matter after the date hereof which is otherwise stated in this opinion

Very Truly Yours,

Lloyd S. Pantell, APLC



By Lloyd S. Pantell, Esq.